AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPORTS THIRD QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – November 8, 2006 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported net income of $22,853,000 ($2.21 per share, diluted) on revenues of $158,312,000 for the three months ended September 30, 2006, compared to net income of $1,759,000 ($0.21 per share, diluted) on revenues of $107,792,000 for the three months ended September 30, 2005.

For the nine months ended September 30, 2006, Avatar reported net income of $74,672,000 ($7.22 per share, diluted) on revenues of $484,215,000, an increase of 195% over net income of $25,318,000 ($2.63 per share, diluted) on revenues of $306,434,000 for the same period in 2005.

During the three months ended September 30, 2006, Avatar closed on 477 homes, a 1.4% decrease from the 484 homes closed during the three months ended September 30, 2005. Dollar volume increased by 43% to $145,779,000 compared to $101,713,000 for the three months ended September 30, 2005.

During the first nine months ended September 30, 2006, Avatar closed on 1,449 homes, a 16% increase over the 1,247 homes closed during the comparable period of 2005. Dollar volume increased by 49% to $418,511,000, compared to $281,598,000 for the nine months ended September 30, 2005.

The number of housing contracts signed, net of cancellations, during the three months ended September 30, 2006 declined by 77% to 67, compared to 291 for the three months ended September 30, 2005. The dollar volume of contracts signed declined by 78% compared to the three months ended September 30, 2005, to $21,123,000 compared to $95,194,000.

The number of housing contracts signed, net of cancellations, for the nine months ended September 30, 2006 declined by 48% to 737, compared to 1,408 for the nine months ended September 30, 2005. The dollar volume of contracts signed declined by 38% compared to the first nine months ended September 30, 2005, to $260,720,000 compared to $420,144,000.

The number of units in backlog was 1,353 at September 30, 2006, compared to 2,349 at September 30, 2005. The aggregate dollar volume of our backlog at September 30, 2006 was $476,689,000, compared to $663,324,000 at September 30, 2005.

Our sales results continue to reflect the soft market for new single-family and multi-family residences in our markets. We are experiencing a further increase in the rate of cancellations of home sales. Residential builders including Avatar are increasingly utilizing various sales incentives in our markets. Additionally, there remains for sale an excess of investor and speculator-owned units.

Our focus remains on managing Avatar and its assets for the long-term benefit of our shareholders, including the identification and monetization of commercial and industrial land from our holdings. We continue to utilize our strong balance sheet and large portfolio of developable land for these purposes. We do not anticipate a meaningful improvement in our markets in the near term. It is not our intention to implement programs which may offer some short-term earnings advantage, but which could compromise our long-term objectives.

Results for the nine months ended September 30, 2006 include pre-tax income of $33,676,000 on revenues of $44,810,000 from commercial, industrial and other land sales, including pre-tax income of $28,443,000 on revenues of $30,657,000 from commercial and industrial land sales. For the nine months ended September 30, 2005, results included pre-tax income of $7,198,000 on revenues of $8,404,000 from commercial, industrial and other land sales, including pre-tax income of $5,384,000 on revenues of $5,932,000 from commercial and industrial land sales.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into the areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

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SELECTED FINANCIAL DATA FOR THE NINE MONTHS AND THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005*
(Unaudited – Dollars in Thousands except per share data)

	Nine Months		Three Months
	2006	2005	2006	2005
Revenues	$484,215	$306,434	$158,312	$107,792
Income from continuing operations before income taxes	$117,020	$41,395	$37,602	$6,917
Income tax expense	$42,348	$15,275	$14,749	$5,046
Income from continuing operations after income taxes	$74,672	$26,120	$22,853	$1,871
Net income (loss) from discontinued operations	—	(802)	—	(112)
Net income	$74,672	$25,318	$22,853	$1,759

Basic EPS:
Income from continuing operations after income taxes	$9.12	$3.24	$2.79	$0.23
Income (loss) from discontinued operations	—	(0.10)	—	(0.01)

Net income	$9.12	$3.14	$2.79	$0.22

Diluted EPS:
Income from continuing operations after income taxes	$7.22	$2.70	$2.21	$0.22
Income (loss) from discontinued operations	—	(0.07)	—	(0.01)

Net income	$7.22	$2.63	$2.21	$0.21

Selected Balance Sheet Data
	September 30, 2006	December 31, 2005
Cash and cash equivalents	$29,331	$38,479
Total assets	$653,228	$626,410
Total stockholders’ equity	$395,891	$312,892
Book value per share	$48.32	$38.25
Shares outstanding	8,193,736	8,179,463

*Results for 2005 have been reclassified to conform with 2006 presentation.